                                                                    EXHIBIT 11.1

                            CENTURY ALUMINUM COMPANY

            STATEMENT RE: CALCULATION OF BASIC AND DILUTED EARNINGS
                                PER COMMON SHARE

                                                                  1998        1997        1996
                                                                --------    --------    --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                                            AMOUNTS)
Basic:
  Net income................................................    $17,937     $ 1,068     $16,504
  Weighted average common shares outstanding................     20,000      20,000      20,780
                                                                -------     -------     -------
  Earnings per common share.................................    $  0.90     $  0.05     $  0.79
                                                                =======     =======     =======
Diluted:
  Net income................................................    $17,937     $ 1,068     $16,504
  Weighted average common shares outstanding,
  assuming dilution.........................................     20,266      20,241      20,876
                                                                -------     -------     -------
  Diluted earnings per common share.........................    $  0.89     $  0.05     $  0.79
                                                                =======     =======     =======

                                       52